Exhibit 4.47

GLOBAL COMMUNICATIONS LIMITED

Vendor

CW MEDIA LIMITED

Purchaser

TVWORKS CONVERTIBLE NOTES AND

TVWORKS SHAREHOLDER LOAN SALE AND

PURCHASE AGREEMENT

AGREEMENT dated	2004

PARTIES

GLOBAL COMMUNICATIONS LIMITED (“Vendor”)

CW MEDIA LIMITED (“Purchaser”)

INTRODUCTION

A.	The Purchaser is a wholly-owned subsidiary of MediaWorks.

B.	MediaWorks proposes to offer for sale to retail and institutional investors up to 30% of new MediaWorks Shares and to list the MediaWorks Shares on the NZSX.

C.	TVWorks is a company incorporated in New Zealand and has a share capital comprised of 100 ordinary shares and has issued $78,800,000 convertible notes and has borrowed the principal amount of $21,500,000 from CanWest International.

D.	CanWest International is the legal owner of all of the Convertible Notes and the Shareholder Loan. On 26 May 2004, CanWest International declared a distribution of the Convertible Notes and the Shareholder Loan to the Vendor which is to be made in July 2004. CanWest International has granted a security interest over the Convertible Notes and the Shareholder Loan pursuant to a security agreement dated 7 November 2000 in favour of The Bank of Nova Scotia, as administrative agent, amongst others. CanWest International has also pledged the Convertible Notes and the Shareholder Loan pursuant to a securities pledge agreement dated 7 November 2000 in favour of The Bank of Nova Scotia, as administrative agent, amongst others.

E.	The Vendor has agreed to sell and the Purchaser has agreed to purchase, all of the Convertible Notes and the Shareholder Loan on the terms contained in this agreement.

AGREEMENT

1.	INTERPRETATION

1.1	In this agreement, unless the context otherwise requires:

“Business Day” means a day on which registered banks are open for business in Auckland, New Zealand and Winnipeg, Manitoba, Canada.

“CanWest International” means CanWest International Communications Inc., a wholly-owned subsidiary of the Vendor.

“Completion” means completion of the sale and purchase of the Convertible Notes and the Shareholder Loan in accordance with section 5, or as the context may require, the point in time at which such completion takes place.

“Completion Date” means the date of allotment of the MediaWorks Shares pursuant to the Offering.

“Convertible Notes” means the $78,800,000 convertible notes issued by TVWorks and currently held by CanWest International.

“GST” means goods and services tax chargeable, or to which a person may be liable, under the Goods and Services Tax Act 1985 (New Zealand), and any penalties, additional tax or interest payable in respect thereof.

“MediaWorks” means CanWest MediaWorks (NZ) Limited.

“MediaWorks Shares” means the ordinary shares of MediaWorks.

“NZX Listing Rules” means the listing rules of New Zealand Exchange Limited.

“Offering” means the offer to retail and institutional investors of up to 30% of new MediaWorks Shares.

“Purchase Price” means the consideration for the purchase of the Convertible Notes and the Shareholder Loan determined in accordance with clause 3.1.

“Section 130 Notice” means the notice required to be delivered to a debtor on the transfer of a chose in action under section 130 of the Property Law Act 1952 (New Zealand).

“Shareholder Loan” means the amount of $21,500,000 currently owed by TVWorks to CanWest International.

“Tax Savings”, in respect of a loss, liability, cost or expense shall:

(a)	include, where the amount of a loss, liability, cost or expense incurred is wholly or partly deductible for income tax purposes, the amount of the deduction to which the relevant person is entitled multiplied by the relevant taxation rate;

(b)	in the case of a deduction referred to in (a) above, be treated as arising in the same tax year as the relevant loss, liability, cost or expense is incurred; and

(c)	include the amount of any GST input tax credit available as a consequence of that loss, liability, cost or expense.

“TVWorks” means CanWest TVWorks Limited.

“Underwriter” means Goldman Sachs JBWere (NZ) Limited.

“Warranties” means the warranties created by clause 6.1 and set out in Schedule 1 and “Warranty” shall be construed accordingly.

“Warranty Loss” means a loss, liability, cost or expense incurred by Party B (as defined in clause 6) (calculated after taking into account all relevant Tax Savings) as a result of a Warranty being untrue.

“$” and “Dollars” means the lawful currency of New Zealand.

1.2	In this agreement, unless the context otherwise requires:

(a)	words importing one gender include the other gender;

(b)	the singular includes the plural and vice versa;

(c)	references to a month or a year are references to a calendar month or year, as the case may be.

1.3	In this agreement:

(a)	a reference to the Vendor or the Purchaser is a reference also to their respective successors;

(b)	a reference to a “person” includes an individual, firm, company, corporation, unincorporated body of persons, state or government or any agency thereof and other body or entity (in each case, whether or not having separate legal personality) and a reference to a “company” includes a person;

(c)	headings are for convenience only and shall not affect interpretation;

(d)	references to sections, clauses and schedules are references to sections, clauses and schedules of this agreement.

1.4	The schedules to this agreement form part of this agreement and have the same force and effect as if expressly set out in the body of this agreement.

2.	SALE AND PURCHASE

2.1	The Vendor shall sell and the Purchaser shall purchase the Convertible Notes and the Shareholder Loan together with all rights attaching thereto at the date of this agreement .

3.	PURCHASE PRICE

3.1	The aggregate consideration for the purchase of the:

(a)	Shareholder Loan shall be the amount equal to the outstanding principal as at the Completion Date of the Shareholder Loan; and

(b)	Convertible Notes shall be the positive difference between $300,000,000 and the amount equal to the Shareholder Loan;

in cash which shall be paid or satisfied by the Purchaser in the manner specified in clause 4.1.

4.	PAYMENT OF PURCHASE PRICE

4.1	The Purchaser shall satisfy the Purchase Price by payment of $300,000,000 in full into the nominated bank account of the Vendor.

5.	COMPLETION

5.1	Completion shall take place at 9.00am on the Completion Date at the Auckland office of Russell McVeagh, or such other place as the Vendor and the Purchaser agree.

5.2	On Completion the Vendor shall deliver to the Purchaser the following:

(a)	transfers of the Convertible Notes and the Section 130 Notice duly executed by the Vendor;

(b)	the certificates or other documentation evidencing the Convertible Notes and the Shareholder Loan; and

(c)	such other certificates or other documentation as the Purchaser may reasonably require.

5.3	Upon compliance with each of the provisions of clause 5.2, the Purchaser shall forthwith comply with the provisions of clause 4.1, execute the transfers of the Convertible Notes and deliver the Section 130 Notice to TVWorks.

6.	WARRANTIES AND UNDERTAKINGS

6.1	In consideration of the other party entering into this agreement, each of the Vendor and the Purchaser hereby gives the Warranties and such Warranties shall also be deemed to be given on Completion. For the purposes of this clause, the party giving the Warranties shall be “Party A” and the Warranties shall be given for the benefit of “Party B”.

6.2	The Warranties shall be deemed to have been given subject to:

(a)	any exception or qualification fairly disclosed in a formal disclosure letter given by or on behalf of Party A and received by Party B prior to execution of this agreement by Party B, or expressly stated in this agreement; and

(b)	any matter or thing hereafter done or omitted to be done pursuant to any other provision of this agreement or at the request in writing, or with the prior approval in writing, of Party B.

6.3	Subject to the limitations set out in this section 6, Party A shall indemnify Party B against each Warranty Loss.

6.4	Party B acknowledges that the only relief available to it arising from any breach of a Warranty is the right to be indemnified by Party A under clause 6.3 (subject always to the limitations set out in this section 6) and that the breach of any Warranty shall not give rise to any other or separate cause of action for damages or other relief from misrepresentations or breach of representation or warranty or otherwise.

6.5	Party B has no claims against Party A in respect of the Warranties or any other obligations of Party A expressed or implied in this agreement:

(a)	in respect of any matter recorded in a public register and capable of being searched by the public;

(b)	if and to the extent that the relevant circumstance or amount has been or is made good, or recovered by or paid to Party B without cost, liability or loss to Party B;

(c)	if and to the extent that the relevant event, circumstance, loss, liability, cost or expense to which the claim relates would not have arisen but for:

(i)	any act or omission by Party B;

(ii)	an obligation or commitment entered into or made after the Completion Date; and

(iii)	Party B admitting liability in respect thereof without the prior written consent of Party A;

(d)	if and to the extent that such claim arises as a result of any legislation not in force at the date of this agreement which takes effect retrospectively or arises as a result only of any increase in the rates of taxation in force at the date of this agreement; and

(e)	if and to the extent that such claim arises as a result of a change after the date of this agreement in any law or interpretation of any law.

6.6	The parties agree that:

(a)	the maximum aggregate amount for which Party A shall be liable to Party B under or by virtue of this agreement on any account whatsoever (whether under or by virtue of the Warranties or otherwise, including under statute or in tort) shall not exceed an amount that is 50% of the Purchase Price; and

(b)	no claim for a breach of a Warranty will be valid unless the claim is notified in writing to Party A within six (6) months from the Completion Date.

6.7	To the maximum extent permitted by law:

(a)	all implied or other representations or warranties of Party A in relation to the transactions evidenced by this agreement are hereby expressly excluded;

(b)	any inquiry or determination by a Court into any of the following matters is precluded:

(i)	whether a statement, promise, or undertaking was made or given, either in words or by conduct, in connection with or in the course of negotiations leading to the making of this agreement; or

(ii)	whether, if it was so made or given, it constituted a representation or a term of this agreement; or

(iii)	whether, if it was a representation, it was relied upon;

(c)	(without limiting the provisions of clauses 6.7(a) and 6.7(b)), Party B renounces any cause of action (if any) against Party A or any other person which, notwithstanding the foregoing provisions of this clause 6.7, it may have founded on, and discharges Party A from any liability at common law (including, but not limited to, negligence) or under statute (including, but not limited to, the Fair Trading Act 1986 (New Zealand) except to the extent prohibited by that Act) arising out of this agreement.

6.8	The Vendor shall use all reasonable endeavours to procure that all liens, charges, encumbrances, security interests, rights or pre-emption or other adverse interest of any nature over the Convertible Notes or Shareholder Loan are discharged within five (5) Business Days following the Completion Date.

7.	CONDITIONS

7.1	The parties’ obligations under this agreement are conditional upon:

(a)	CanWest International having distributed the Convertible Notes and the Shareholder Loan to the Vendor;

(b)	MediaWorks having subscribed for, and the Purchaser having issued and allotted to MediaWorks, 300,000,000 ordinary shares of the Purchaser at a subscription price of $1.00 per ordinary share; and

(c)	The Completion Date having occurred on or before 13 August 2004.

7.2	Each of the parties shall use all reasonable endeavours to ensure the fulfilment of the condition contained in clause 7.1.

8.	ANNOUNCEMENTS

8.1	Except as may be required by law or by the NZX Listing Rules or the requirements of any other stock exchange or regulatory body to which a party is subject, neither of the parties shall make any announcements or disclosures as to the subject matter or any of the terms of this agreement except in such form and manner, and at such time, as the Vendor and the Purchaser agree.

9.	NOTICES

9.1	If either party wishes to give to or serve on the other party any notice, claim, demand or other communication (“notice”) under or in connection with this agreement, the notice shall be sufficiently given or served (but without prejudice to any other mode of service) if addressed to that party and delivered to the address of that party stated below or in each case to such other address as that party shall have notified to the other party for the purpose of this agreement by not less than five (5) Business Days’ written notice given in accordance with this clause.

Vendor:	Global Communications Limited
3100 TD Centre
201 Portage Avenue
Winnipeg, Manitoba
R3B 3L7
CANADA

Facsimile:	+1 204 947 9841

Attention:	General Counsel

Purchaser:	CW Media Limited
3 Flower Street
Eden Terrace
Auckland
NEW ZEALAND

Facsimile:	+ 64 9 366 5999

Attention:	Chief Executive Officer

10.	ASSIGNMENT

10.1	Neither party shall transfer or assign (whether by operation of law or otherwise) its interest in, or its rights and obligations under, this agreement.

11.	NO MERGER

11.1	The obligations, warranties, undertakings, and indemnities undertaken or given under or pursuant to this agreement, to the extent not already fully performed at Completion, shall not merge on Completion but shall remain enforceable to the fullest extent notwithstanding any rule of law to the contrary.

12.	NO WAIVER

12.1	No waiver of any breach, or failure to enforce any provision, of this agreement at any time by any party shall in any way affect, limit or waive such party’s right thereafter to enforce and compel strict compliance with the provisions of this agreement.

13.	SEVERABILITY

13.1	If any provision of this agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity or unenforceability shall not invalidate or render unenforceable the entire agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable then this agreement shall be construed as if not containing the provision held to be invalid, illegal or unenforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly.

14.	AMENDMENTS

14.1	Any amendments to this agreement shall be executed by each party in the same manner and with the same formality as this agreement is executed.

15.	ENTIRE AGREEMENT

15.1	This agreement constitutes the entire agreement between the parties with respect to the matters dealt with in this agreement and there are no oral or written understandings, representations or commitments of any kind, express or implied, not expressly set out in this agreement.

16.	CONFIDENTIALITY

16.1	Each party shall at all times keep confidential, treat as privileged, and not directly or indirectly make or allow any disclosure or use to be made of, any provision of this agreement or of any information relating to any provision, or the subject matter, of this agreement or of any information directly or indirectly obtained from the other party under or in connection with this agreement, except to the extent:

(a)	required by law; or

(b)	necessary to satisfy the requirements of any applicable stock exchange; or

(c)	that the parties otherwise agree in writing; or

(d)	necessary to obtain the benefit of, or to carry out obligations under, this agreement; or

(e)	that the information is or becomes available in the public domain without breach by a party of its confidentiality obligations under this clause or at law.

17.	GOVERNING LAW

17.1	This agreement shall be governed by, and construed in accordance with, the laws of New Zealand.

17.2	The parties unconditionally and irrevocably submit to the non-exclusive jurisdiction of the courts of New Zealand in respect of all matters arising out of this agreement and waive any right they may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

18.	COUNTERPARTS

18.1	This agreement may be executed in any number of counterparts (including facsimile copies) and, provided that every party has executed a counterpart, the counterparts together shall constitute a binding and enforceable agreement between the parties.

SIGNATURES

GLOBAL COMMUNICATIONS LIMITED by its authorised signatory in the presence of:

Signature of authorised signatory

Name of authorised signatory

Signature of witness

Occupation

City/town of residence

CW MEDIA LIMITED by its authorised signatory in the presence of:

Signature of authorised signatory

Name of authorised signatory

Signature of witness

Occupation

City/town of residence

SCHEDULE 1

(Clause 6.1)

WARRANTIES

The clauses in this schedule are the Warranties given pursuant to clause 6.1 of the agreement:

1.	It has full power, authority and legal right to enter into this agreement and to observe and perform its obligations hereunder and has taken all necessary corporate and other action to authorise the execution, delivery and performance of this agreement.

2.	This agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws relating to or affecting creditors’ rights.

3.	The execution and delivery of this agreement by it and the performance by it of its obligations under this agreement does not and will not exceed any power granted to it, or constitute, or result in, a breach or violation of:

(a)	any provision of any law or any rule or directive of any court or governmental or regulatory agency or authority to which it is subject; or

(b)	its constitution.